EXHIBIT 21.1

Carrier EQ, LLC a/k/a Airfox

List of Subsidiaries

99.99% ownership interest in banQi Instituição de Pagamento Ltda (formerly known as AirFox Servicos E Intermediacoes Ltda (“Airfox Brazil”), a limited liability company organized under the laws of the Federative Republic of Brazil.